Exhibit 99.2

FOR IMMEDIATE RELEASE May 1, 2013	MEDIA CONTACT Melissa Ludwig or Trish DeBerry, The DeBerry Group (210) 223-2772

CST Brands, Inc. Spins Off from Valero Energy Corporation

Convenience store chain arrives to market as second-largest publicly-traded fuel and convenience merchandise retailer in North America

(San Antonio, TX) – CST Brands, Inc. (CST), which includes Corner Store and Dépanneur du Coin, spun off from Valero Energy Corporation today, entering the market as the second-largest publicly-traded fuel and convenience merchandise retailer in North America.

With approximately 1,900 sites in the United States and Canada and $13.1 billion in revenues last year, CST has long been a successful division of Valero. The spinoff will help unlock the company’s true value for shareholders and allow the CST Team to focus on what they do best.

“At our core, we are a retail company focused on serving customers,” said Kim Bowers, CST President and CEO. “This move will allow us to benefit all the stakeholders. We will continue to grow our footprint, expand our signature food offerings, provide more opportunities for our CST Team Members and maximize profitability for shareholders. We are all extremely excited about the possibilities.”

CST’s network of convenience stores throughout Canada and the U.S. offer a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell Valero fuels and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuels and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries.

Effective as of 12:01 a.m. on May 1, CST shares were distributed to Valero shareholders at a rate of one share of CST for every nine shares of Valero common stock held as of 5:00 p.m. EDT on April 19, 2013. Regular way trading of CST common stock will begin on May 2, 2013. CST stock will be traded on the NYSE under the ticker symbol “CST.”

In 2013, CST plans to build 15 new stores in the U.S., adding to its network of more than 1,032 stores throughout Texas, Louisiana, Arkansas, Oklahoma, New Mexico, Colorado, Wyoming, Arizona and California. More than half of CST’s U.S. Corner Stores are located in Texas, one of the fastest-growing states in the nation.

In Canada, CST sells Ultramar fuels through 848 retail sites in Quebec, the Atlantic provinces and eastern Ontario and is one of the largest retail distributors of home heating oil in Eastern Canada. The network includes 80 card lock sites located along natural trucking routes or industrial parks that allow trucking and commercial fleets to buy fuel 24 hours a day. CST plans to build eight new company-operated stores and add 15 new dealer sites in Canada in 2013.

CST employs nearly 12,000 Team Members throughout the Southwestern United States and Eastern Canada, including 270 at the CST Customer Service Center in San Antonio, Texas and 285 at the CST Service Center in Montreal, Canada.

CST intends to continue to focus on building larger stores from the ground up with ample parking, colorful and spacious design, and a wider variety of food options. In 2012, the company sold more than 4 million kolaches and 1.3 million whoopie pies baked fresh in its U.S. stores.

On May 19, CST will open its largest store to date, a 10,100-square foot Travel Center with a Subway in Three Rivers, TX, an area buzzing with activity due to the recent shale oil boom.

Not only will CST support local communities by creating jobs and economic activity, its Team Members are dedicated to giving back to the towns, cities and provinces where they live and work. Giving back to the CST communities through volunteer work and philanthropic giving will continue to be a significant part of the CST company culture.

To learn more about our stores, our brands and career opportunities in the U.S., go to cornerstore4u.com or download our free mobile Corner Store app. In Canada, visit ultramarcst.ca.

Video and Photography Uplink

A video news release and high-resolution logos and photos are available at:

Webftp.lctvinc.com

Username: CST

Password: media!

(No FTP client is required for download. Please call Ed Lozano at (210) 633-6443 with technical questions.)

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CST Brands, Inc. (NYSE: CST) is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs nearly 12,000 Team Members at nearly 1,900 locations throughout the Southwestern United States and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell Valero fuels and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuels and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. For more information about CST, please visit cstbrands.com.

This press release includes statements that may constitute forward-looking statements within the meaning of federal securities laws. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in our registration statement on Form 10 and other reports that may be filed by CST Brands from time to time with the Securities and Exchange Commission. CST Brands undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.